SUPPLEMENTAL ADMINISTRATION AGREEMENT

This Supplemental Administration Agreement (the “Agreement”) is dated and effective as of July 29, 2015, and is by and between Metropolitan West Asset Management, LLC, a California limited liability company (the “Manager”), and the Metropolitan West Funds, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is an open-end management investment company currently comprised of various series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, The Trust has retained the Manager to provide investment management services to each Fund under the terms of an Investment Management Agreement dated February 6, 2013, as amended (the “Management Agreement”), and the administrative services provided by the Manager under this Agreement are supplemental to the management services provided to the Funds under the Management Agreement;

WHEREAS, the Trust has retained BNY Mellon Investment Servicing (US) Inc. as the Funds’ administrator (the “Administrator”) and desires to retain the Manager to provide various supplemental administrative services either not provided by the Administrator or services related to additional support or review and supervision of the Administrator’s services, and the Manager is willing to furnish those services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	SUPPLEMENTAL ADMINISTRATIVE SERVICES

The Trust hereby appoints the Manager as a supplemental administrator with respect to the Trust and the Funds for the period and on the terms set forth in this Agreement. The Manager accepts that appointment and agrees to render the supplemental administrative services listed on Schedule A to this Agreement (the “Services”).

The Manager agrees to perform such other services for the Trust and the Funds that are mutually agreed to by the parties from time to time, for which the Manager will be compensated in a manner and in the amount provided by an amendment to this Agreement. The provision of those additional services shall be subject to the terms and conditions of this Agreement.

The Manager agrees to provide the office facilities and the personnel, which may in its discretion include without limitation administrative, compliance, legal, operational, accounting and other middle and back office personnel, determined by it to perform the Services.

The Manager is authorized, in its discretion, to furnish the Services through any combination of its own personnel, the personnel of its affiliates, including The TCW Group, Inc. and its subsidiaries, and personnel and services of third-party contractors and vendors provided that the Manager shall remain responsible for the acts and omissions of those third parties in the provision of those Services as if performed directly by the Manager.

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS

(a)	Representations and Warranties of the Manager. The Manager represents and warrants to the Trust that:

(i) It is a California limited liability company, duly formed and legally existing under the laws of the State of California;

(ii) It has the requisite power and authority under applicable laws and by its organizational documents to carry on its business and to enter into and perform this Agreement;

(iii) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(iv) No legal or administrative proceedings have been instituted or threatened that would materially impair the Manager’s ability to perform its duties and obligations under this Agreement; and

(v) Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Manager or any law or regulation applicable to it.

(b)	Representations and Warranties of the Trust. The Trust represents and warrants to the Manager that:

(i) It is a Delaware statutory trust, duly formed and legally existing under the laws of the State of Delaware;

(ii) It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

(iii) All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

(iv) No legal or administrative proceedings have been instituted or threatened that would materially impair the Trust’s ability to perform its duties and obligations under this Agreement;

(v) Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it;

(vi) The Trust is an investment company properly registered under the 1940 Act;

(vii) The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(c)	Each party agrees to perform its obligations under this Agreement in a manner that complies in all material respects with laws applicable to it in the conduct of its business.

3.	FEES; EXPENSES; EXPENSE REIMBURSEMENT

The Trust agrees to pay a fee (the “Fee”) to the Manager for the Services provided under this Agreement in an amount sufficient to reimburse the Manager for the Manager’s reasonable and documented costs in providing the Services under this Agreement, which costs include but are not limited to allocations of costs of (a) personnel (including wages and benefits), (b) overhead (including but not limited to occupancy expenses), (c) outside contractors and vendors, and (d) reasonable out-of-pocket expenses directly related to the Services. That Fee shall be paid quarterly in arrears within 30 days after the end of each calendar quarter.

The Manager agrees to provide supporting documentation of the basis for the calculation of the costs specified in this Section 3 with reasonable detail no less frequently than annually to the Board of Trustees of the Trust, and on such other occasions as may be requested by that Board.

Notwithstanding the amount of costs, expenses and other amounts that may actually be incurred by the Manager in providing the Services, the Trust and the Manager agree to limit the Fee to the amount specified on Schedule B, which limit may be amended from time to time by mutual agreement by the Trust and the Manager, subject to approval by the Board of Trustees of the Trust, including a majority of the members of that Board of Trustees who are not interested persons of the Trust within the meaning of the 1940 Act. Amounts limited under Schedule B with respect to one annual period may not be recouped in any later annual period.

4.	LIMITATION OF LIABILITY AND INDEMNIFICATION

In performing the Services, the Manager agrees to exercise care, prudence and diligence, and shall act in good faith and without gross negligence. The Manager, its directors, officers, employees and affiliates, shall be kept indemnified by the Trust, and shall be without liability to the Trust for any action taken or omitted by it in good faith without gross negligence and in compliance with laws applicable to Manager in its capacity as supplemental administrator under this Agreement.

The Manager shall not be liable for any damages arising out of its performance of or failure to perform its duties under this Agreement except to the extent that such damages arise directly out of the Manager’s willful misfeasance, bad faith, fraud, gross negligence, or violation of law applicable to Manager in its capacity as supplemental administrator under this Agreement.

The Manager shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption, where the disruption from such events could not be reasonably prevented or mitigated through industry-standard contingency or back-up measures.

Except as may arise from the Manager’s own gross negligence, bad faith, fraud or willful misconduct or the gross negligence, bad faith, fraud or willful misconduct of an agent, the Manager shall be without liability to the Trust for any loss, liability, claim or expense resulting from or caused by the actions or activities of any other party, including other service providers.

Notwithstanding any provision contained herein to the contrary, in no event shall any party hereto be liable for indirect, special or consequential damages, provided that the foregoing limitation shall not apply with respect to any damages or claims arising out of or relating to that party’s fraud or willful misconduct.

5.	CONFIDENTIALITY

The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, agents, professional advisors, auditors or persons performing similar functions.

The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (ii) that is independently derived by a party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (iii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iv) where the party seeking to disclose has received the prior written consent of the party providing the information.

The confidentiality undertakings and obligations contained in this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

6.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending July 31, 2016 (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than 60 days after the date of such delivery or mailing by a party. This Agreement will also automatically terminate when the Management Agreement terminates.

During the Initial Term and thereafter, either party may terminate this Agreement if the other party materially breaches a material provision of the Agreement and either (a) fails to cure or (b) fails to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ discovery of such breach (and if such discovery is made by the non-breaching party, notice of such breach). Upon termination of this Agreement, the Trust shall pay the Manager its pro rata compensation and reimbursements due under Section 3 for the relevant portion of the applicable quarter.

Section 5 shall survive termination of this Agreement.

7.	NOTICES

Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, by overnight delivery through a commercial courier service, or posted by certified mail, return receipt requested, to address provided from time to time by each party to the other party.

8.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

9.	ASSIGNMENT

This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Manager may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Manager.

10.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Manager and the Trust and their respective successors and permitted assigns.

11.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

12.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

13.	SEVERABILITY

If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

14.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

15.	COUNTERPARTS

This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

16.	NATURE OF OBLIGATIONS

The Manager agrees that the obligations of the Trust under this Agreement shall not be binding upon any of the trustees, officers, employees or agents, whether past, present or future, of the Trust individually, but are binding only upon the assets and property of the Funds, as provided in the governing trust agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

METROPOLITAN WEST ASSET MANAGEMENT, LLC

By:

Name:

Title:

METROPOLITAN WEST FUNDS

By:

Name:

Title:

SUPPLEMENTAL ADMINISTRATION AGREEMENT

SCHEDULE A

LIST OF SERVICES

1.	General supervision of administrative services provided by the Administrator, including but not limited to on-going diligence, review of the Administrator’s work and services and compliance with its agreement with the Trust.

2.	Review and assist in the preparation of all regulatory filings including but not limited to registration statement amendments, annual, semi-annual and quarterly reports, correspondence, and all other state and federal filings required for the Trusts and Funds to conduct their operations.

3.	Coordinate the outside services of all vendors and contractors including but not limited to the Administrator, independent auditors, the custodian, transfer agent, and legal counsel.

4.	Coordinate, prepare and review quarterly board materials prepared and assembled by the Administrator, and coordinate, prepare and review such additional or supplemental materials as the Manager may deem necessary or appropriate from time to time.

5.	Coordinate the audit of the Funds’ financial statements by the Trust’s independent accountants, including the preparation of supporting audit work papers and other schedules to the extent not performed by the Administrator;

6.	Supplemental compliance testing, review, consulting and reporting with respect to each Fund’s compliance with applicable legal, tax and other requirements of applicable law and regulations, including the compensation of the Trust’s designated Chief Compliance Officer and related compliance staff, and such other administrative, legal, operational, accounting and other middle and back office personnel as the Manager deems necessary or appropriate to perform the Services.

7.	Review tax work and advice by the Administrator and independent public accounts, and participate in discussions of potential tax issues with the Funds’ audit firm and outside advisers.

8.	Monitor and make recommendations with respect to frequent trading in the Funds’ shares, including rejection of purchases or exchanges of trades that violate prospectus or internal guidelines for frequent or short-term trading.

9.	Review such additional materials, consult with such additional third parties, analyze and resolve such additional issues, and generally take such other actions as the Manager may deem necessary or appropriate in connection with the performance of the Services.

SUPPLEMENTAL ADMINISTRATION AGREEMENT

SCHEDULE B

FEE LIMITATION

Effective July 29, 2015:

The Manager and the Trust agree to limit the Fee specified in Section 3 to an annual amount of $650,000 (divided into a corresponding limit of $162,500 quarterly).

A-1